Exhibit 10.26

LEASE AMENDMENT AND TERMINATION AGREEMENT

THIS LEASE AMENDMENT AND TERMINATION AGREEMENT (this “Agreement”) dated as of February 9, 2005, is made by and between HARBOR INVESTMENT PARTNERS, a California general partnership (“Landlord”) and COPPER MOUNTAIN NETWORKS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord, as landlord, and Tenant, as tenant, entered into that certain Lease Agreement dated as of February 14, 2000 (the “Lease”) for certain premises consisting of approximately 21,874 rentable square feet located at 1850 Embarcadero Road, Palo Alto, California (the “Premises”), as more particularly described in the Lease.

B. Tenant, as sublandlord, and Denali Software, Inc., a California corporation (“Denali”), as subtenant, entered into that certain Sublease dated as of April 3, 2002 (the “Denali Sublease”), for certain premises consisting of approximately 10,000 rentable square feet within the Premises (the “Subleased Premises”), as more particularly described in the Denali Sublease.

C. Pursuant to that certain Landlord’s Consent to Sublease dated as of May 3, 2002 (the “Consent”), Landlord consented to the Denali Sublease.

D. The term of the Lease commenced on or about June 1, 2000 and is scheduled to expire on May 31, 2007 (the “Expiration Date”).

E. Tenant desires to terminate the Lease and any and all other rights or interests Tenant may have in the Premises prior to the scheduled Expiration Date, and Landlord is willing to agree to such early termination upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective promises and covenants of the parties hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions; Incorporation of Recitals. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings given such terms in the Lease. All of the Recitals above are hereby incorporated herein.

2. Termination. Landlord and Tenant hereby agree to terminate the Lease as of 11:59 p.m. on February 28, 2005 (the “Termination Date”), so long as the Conditions Precedent of Tenant described in Paragraph 5 of this Agreement and otherwise either are fully satisfied or waived in writing by Landlord. Subject to the terms and conditions set forth herein, from and after the Termination Date, Landlord and Tenant shall have no further rights, obligations, or claims with respect to each other arising under the Lease, except for any obligations of Tenant under the Lease which by their terms expressly survive termination, any unperformed obligations accrued under the Lease prior to the Termination Date, and any obligations and restrictions arising under this Agreement.

3. Existing Sublease. Tenant acknowledges that its rights to receive, collect and enjoy rents and other sums accruing under the Denali Sublease shall terminate on the Termination Date, and acknowledges its ongoing obligations under, inter alia, Article 4 of the Consent. Should Tenant receive or collect any such sums after the Termination Date (or before the Termination Date if such sums represent payment for any rental period or other obligation accruing after the Termination Date), it immediately shall turn all such sums over to Landlord. Landlord immediately may serve the Master Lease Termination Notice described in Paragraph 5(b) of the May 3, 2002 Landlord’s Consent to Sublease between Landlord, Tenant, and Denali (the “Consent”), and may enter into a direct lease with Denali for all or a portion of the Premises, effective March 1, 2005. Tenant shall have no obligation to effect termination of the Denali Sublease, to surrender the Premises free and clear of Denali’s subtenancy, or to cause any such direct lease, but shall fully cooperate with Landlord in a commercially reasonable manner to assist Landlord in having Tenant removed from the Subleased Premises, if necessary as appropriate, if the Sublease is terminated under the terms of the Consent. Tenant, however, shall remain liable to Denali for all unperformed obligations and claims arising out of the Denali Sublease prior to the Termination Date, including without limitation, the obligation to return to Denali any unapplied security deposits held by Tenant under the terms of the Denali Sublease or otherwise. Tenant shall indemnify, protect, defend (by counsel reasonably satisfactory to Landlord) and hold harmless Landlord and its officers, directors, employees, attorneys and agents, and each of them, from and against any and all claims, demands, damages, debts, liabilities, actions and causes of action of every kind and nature whatsoever arising from or relating to Tenant’s performance of, or failure to perform, its obligations under the Denali Sublease prior to the Termination Date. Tenant, however, (a) is making no representation or warranty whatsoever that Denali will enter into a direct Lease with Landlord, (b) has no liability with respect to any obligation arising under such direct lease, and (c) has no liability with respect to the condition of the Subleased Premises on or following the Termination Date, or (d) has any liability with respect to any event, act, injury, claim, damage, loss or other occurrence arising within the Subleased Premises following the Termination Date.

4. Surrender. Not later than 5:00 p.m. on the Termination Date, Tenant shall vacate and surrender the Premises in accordance with the provisions of this Agreement and in accordance with the Lease, including Article 12 thereof, unless such obligations are altered hereunder. Tenant shall remove from the Premises (other than the Subleased Premises) all of its personal property to which it is entitled pursuant to the provisions of the Lease on or before the Termination Date; provided, however, that Tenant shall not remove, and hereby grants to Landlord, title to that certain furniture and equipment itemized and attached hereto as Exhibit A which Tenant has agreed to provide to Landlord hereunder and which Tenant expressly represents and warrants is free and clear of all liens and encumbrances. Notwithstanding anything in the Lease to the contrary, or anything in any consent to any alterations granted by the Landlord with respect to the Premises, Tenant shall not be obligated to remove any alterations, modifications or improvements within the Premises . Tenant, however, will remove the equipment racks in the lab at Landlord’s request. Tenant is hereby released from any surrender obligations with respect to the Subleased Premises. Tenant shall arrange a meeting between Tenant and Landlord at the Premises on or before the Termination Date, at which time (i) Tenant shall surrender the Premises in the condition described above to Landlord, and (ii) Tenant shall deliver a Bill of Sale to Landlord in the form attached hereto as Exhibit B conveying its rights, title and interest in the furniture and equipment on Exhibit A hereto. If Tenant intends to surrender the Premises prior to the Termination Date, Tenant shall provide Landlord not less than seven (7) days’ advance written notice of such earlier date. If Tenant fails to surrender the Premises to Landlord in the condition described in the Lease as modified herein, Tenant immediately shall make a $100,000 cash payment to Landlord on the Termination Date to replenish the cash security deposit, from which Landlord may make all appropriate deductions in accordance with the terms of the Lease and applicable law and return any applied amount to Tenant within 45 days following the Termination Date.

5. Conditions Precedent. The following shall be conditions precedent to the termination of the Lease (“Conditions Precedent”):

(a) Termination Fee. As a material inducement to Landlord’s agreement to terminate the Lease before the Expiration Date, Tenant agrees to pay to Landlord the sum of One Million Seven Hundred Thousand and 00/100 Dollars ($1,700,000.00) (the “Termination Fee”), as follows: (1) concurrent with the execution of this Agreement, Landlord shall be entitled to draw the full amount of that certain Irrevocable Standby Letter of Credit No. SVB00152221 dated March 13, 2000 in the stated amount of $200,000 issued by Silicon Valley Bank for the benefit of Landlord (the “Security Deposit L-C”) and apply the amount of such draw to the Termination Fee; (2) concurrent with the execution of this Agreement, Tenant shall make a cash payment to Landlord in the sum of $1,400,000; (3) concurrent with the execution of this Agreement, Landlord shall be entitled to apply the $100,000 cash security deposit it holds under the Lease to the Termination Fee and any other amounts owing under this Agreement. Tenant hereby waives any rights under California Civil Code Section 1950.7 with regard to all cash and letter of credit security deposits held by Landlord, or made for Landlord’s benefit. The parties agree to apply commercially reasonable efforts to complete the draw on the Letter of Credit and the delivery of funds thereunder to Landlord immediately following the full execution of this Agreement.

(b) Continued Performance by Tenant. Tenant shall not be in default beyond any applicable notice and cure period under the Lease on the Termination Date. Without limiting the foregoing, Tenant shall fully and faithfully perform all obligations required to be performed by Tenant under the Lease through the Termination Date, notwithstanding any earlier surrender of the Premises as may be permitted under Paragraph 4 herein, including, but not limited to, payment of all February 2005 rent and other obligations owing, which payment shall be made no later than concurrent with the execution of this Agreement.

(c) Termination of Contracts. On or prior to the Termination Date, Tenant shall terminate, effective as of the Termination Date, all contracts and agreements to which Tenant is a party and which concern the Premises.

If any or all of the Conditions Precedent are not satisfied to the Landlord’s reasonable satisfaction, then Landlord may terminate this Agreement by delivering written notice thereof to Tenant. Landlord may waive in writing satisfaction of any of the Conditions Precedent, each of which is for the benefit of Landlord.

6. Operating Expenses. Notwithstanding termination of the Lease, and in addition to the Termination Fee, Tenant shall pay the sum of $6,512.97 to Landlord on or before the Termination Date as settlement and payment in full for Expenses and Additional Rent due and owing under the Lease based on the 2004 year-end reconciliation of such sums as provided for in Article 4(d) of the Lease. Provided Tenant pays estimated Expenses and Additional Rent for February 2005 no later than the Termination Date, then Landlord and Tenant hereby waive any and all rights to demand or receive payment or reimbursement from each other for any Expenses and Additional Rent that may later determined to be owing based on a 2005 year-end reconciliation, or any other reconciliation, under the Lease.

7. Representations, Warranties, and Covenants of Tenant. Tenant represents, warrants, and covenants that:

(a) Except for the Denali Sublease, Tenant has not previously assigned, sublet, transferred or conveyed any portion of its interest in the Lease, or assigned or transferred any claim, demand, obligation, liability, action or cause of action arising out of or under the Lease, and Tenant further covenants not to do so prior to the Termination Date.

(b) All rights of Tenant to possess or occupy the Premises are and shall be terminated as of the Termination Date, and Tenant covenants to surrender the Premises to Landlord free of any rights of occupancy created or granted by Tenant, other than the rights of Denali pursuant to the Denali Sublease.

(c) Except for the rights of Landlord and its lenders, if any, nothing has been or will be done or suffered by Tenant whereby any alterations, decorations, installations, additions or improvements in and to the Premises or any part thereof, have been or will be encumbered in any way whatsoever, and that Tenant owns and will have good right to surrender the same.

(d) Tenant did not use, manufacture, store, or dispose of on the Premises any hazardous or controlled substances or wastes which are regulated by any state, local or federal laws or ordinances and to the best of Tenant’s knowledge, no such hazardous or controlled substances or wastes have been spilled or otherwise disposed of on the Premises during the term of this Lease.

(e) Tenant has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, suffered the filing of any involuntary petition in bankruptcy, suffered the appointment of a receiver, or admitted in writing its inability to pay its debts as they become due; and Tenant is not contemplating taking any of the aforementioned actions during the period of time commencing on the date of this Agreement and ending on the date which is 91 days after Landlord’s receipt of cleared payment of the entire Termination Fee.

(f) Tenant has full power and authority to enter into this Agreement; the execution, delivery and performance of this Agreement by Tenant have been duly and validly authorized by all necessary action on the part of Tenant and all required consents and approvals have been duly obtained; and the person or persons executing this Agreement on behalf of Tenant are authorized to do so.

8. Release. Except as provided herein and for the obligations created by this Agreement, or for breaches of any representations and warranties hereunder, Landlord and Tenant generally release and discharge each other, and all of their officers, directors, shareholders, agents, partners, managers, members, representatives, employees, and attorneys, both present and past, of and from any and all claims, debts, liabilities, obligations, and causes of action of any kind or nature, whether known or unknown, based on, arising out of, or connected with, either directly or indirectly, any term, provision, matter, fact, event or occurrence related to the Premises or related to or contained in the Lease, or related to any landlord/tenant relationship between Tenant and Landlord. It is understood by Landlord and Tenant that the facts with respect to which this general release is given may hereafter turn out to be different from the facts now known to it or believed by it to be true, and Landlord and Tenant expressly assume the risk of the facts turning out to be so different and agree that the foregoing general release shall be in all respects effective and not subject to termination or rescission as a result of any such difference in facts. This general release shall bind all persons or business entities claiming any rights under or through Landlord or Tenant whether as stockholders, partners, or otherwise. Landlord and Tenant specifically waive the protections of California Civil Code Section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

9. Holdover. If Tenant fails to vacate and surrender the Premises in the condition required herein on the Termination Date in accordance with the provisions of this Agreement, Tenant shall be deemed a holdover tenant pursuant to Article 36 of the Lease. Tenant shall protect, indemnify, defend and hold Landlord harmless from and against all claims, loss, damages, causes of action, liability, costs or expenses (including, without limitation, reasonable attorneys’ fees) arising from or in connection with or caused by Tenant’s failure to surrender the Premises in the condition required herein on to the Termination Date, including, without limitation, any claims by succeeding tenants.

10. Amendment to Lease. This Agreement is and shall constitute an amendment to the Lease. Except as modified or released hereby, all of the terms of the Lease shall remain in full force and effect through the Termination Date.

11. Brokers/Finders. Tenant and Landlord represent and warrant to the other that no broker or finder has been engaged by it in connection with the early termination of the Lease. In the event of any claim for brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of the transaction contemplated by this Agreement, then each party shall indemnify, save harmless and defend the other party from and against such claim and all losses, damages and costs, including reasonable attorneys’ fees and disbursements, if such claim is based upon any statement, representation or agreement made or alleged to have been made by such party.

12. Tenant’s Bankruptcy. Landlord’s release of Tenant and related parties described in Paragraph 8 herein shall not be effective until 91 days after Landlord receives cleared payment of the entire Termination Fee, provided a bankruptcy proceeding, assignment for the benefit of creditors, and/or similar insolvency proceeding is not commenced by or against Tenant within that time. Upon satisfaction of said condition, the effectiveness of Landlord’s release however shall relate back to the date of this Agreement. Further, if Tenant files or has filed against it a petition under any chapter of Title 11 of the United States Code, or any similar insolvency proceeding and/or assignment for the benefit of creditors is commenced with regard to Tenant within 91 days after Landlord receives cleared payment of the entire Termination Fee, and Landlord is unable to obtain or retain all or part of the Termination Fee, then, to the extent permitted by law, any claims of the officers, directors, and/or shareholders (“Insiders”) of Tenant against Tenant in connection with such case or proceeding shall be subordinated to the claims of Landlord against Tenant, such that Landlord shall have the right to full payment of its claims before any payment is made on account of a claim of any of the Insiders in such case or proceeding. In the event Tenant becomes a debtor in a case under Title 11 of the United States Code or is subject to any similar insolvency proceeding or assignment for the benefit of creditors within 91 days after Landlord’s receipt of cleared payment of the entire Termination Fee, then any period of limitations or laches respecting any and all claims of Landlord against Tenant shall be tolled and suspended from the date of this Agreement until the date that an order for relief in the case under Title 11 of the United States Code, or similar order, is entered, but only to the extent permitted by law. Landlord shall apply any portion of the Termination Fee retained by Landlord, despite such insolvency proceeding or assignment for the benefit of creditors, against damages, costs and fees recoverable by Landlord from Tenant under the Lease.

13. Miscellaneous.

(a) Time of the Essence. Time is of the essence of each and every obligation arising under this Agreement.

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c) Survival. The covenants, representations and warranties, releases, and indemnification obligations of Tenant under this Agreement, and any obligations of Tenant under the Lease which by their terms expressly survive termination, shall survive the termination of the Lease.

(d) Governing Laws. This Agreement shall be construed under and shall be governed by the laws of the State of California.

(e) Construction and Enforceability. This Agreement is the product of negotiations between the parties and shall not be construed strictly for or against either party. If any provision of this Agreement shall be held to be invalid or unenforceable, it shall be adjusted rather than voided, if possible, in order to give effect to the intent of the parties, and all other provisions of this Agreement shall continue in full force and effect to the extent permitted by law.

(f) Attorneys’ Fees. If either party to this Agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and costs incurred in connection with such suit, including appeals. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment.

(g) Further Assurances. Landlord and Tenant agree without further consideration to execute and deliver such other documents and to take such other action as may be necessary to consummate the purposes of this Agreement.

(h) Notices. All notices, demands or other communications given pursuant to this Agreement shall be in writing and shall be deemed given if given in the manner specified in Article 34 of the Lease; provided, however, Tenant’s address for notices after the Termination Date shall be: c/o Vice President of Finance, Copper Mountain Networks, Inc.,10145 Pacific Heights Boulevard, Suite 530, San Diego, CA 92121.

(i) Entire Agreement. This Agreement and the Lease sets forth the entire understanding of the parties in connection with the subject matter hereof. Neither of the parties hereto has made any statement, representation or warranty in connection herewith except those expressly set forth herein, which has been relied upon by the parties hereto or which has acted as inducement for the parties to enter into this Agreement.

(j) Counterparts. This Agreement may be signed in two or more counterparts. When at least one such counterpart has been signed and delivered by each party, this Agreement shall be deemed to have been fully executed and delivered, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement. The parties agree that a signed copy of this Agreement transmitted by one party to the other party(ies) by facsimile transmission shall be binding upon the sending party to the same extent as if it had delivered a signed original of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LANDLORD:

HARBOR INVESTMENT PARTNERS,

a California general partnership

By:	Embarcadero Road Investors LLC, a Delaware limited liability company, Its general partner

	By:	UBS Realty Investors LLC,
a Massachusetts limited liability company,
Its Manager

	By:	/s/ Timothy Cahill
	Name:	Timothy Cahill
	Title:	Director Asset Management
	Date:	February 9, 2005

TENANT:

COPPER MOUNTAIN NETWORKS, INC.,
a Delaware corporation

By:	/s/ Michael O. Staiger
Name:	Michael O. Staiger
Title:	CFO
Date:	February 9, 2005

By:	/s/ R.S. Gilbert
Name:	R.S. Gilbert
Title:	CEO
Date:	February , 2005

EXHIBIT A

Furniture/Equipment Description

Tenant will leave and transfer furniture, fixtures, cubicles/partitions, installed lab cable runs and equipment racks, and tenant improvements, excluding Tenant’s personal property (computers, telephones, computer/communications equipment, free-standing equipment racks, office supplies, etc.) in the Premises. The following is a list of such property in the Premises other than the Subleased Premises. Tenant shall also transfer all such property in the Subleased Premises but makes no representation as to its condition or its contents.

Each office will contain at least the following items:

one (1) desk

one (1) desk chair

one (1) armed side chair

one (1) file cabinet

one (1) book shelf

one (1) waste basket

(one office will contain two of the above configurations; one office will contain three of the above configurations)

Each of 18 cubicles will contain at least the following items:

all desks and storage integral to the cubicle

one (1) desk chair

one (1) waste basket

Each of the two large conference rooms will contain at least the following items:

one (1) conference room table (comprised of one or more tables)

twelve (12) conference room arm chairs

one (1) credenza

two (2) waste baskets

The small conference room will contain at least the following items:

one (1) conference room table (comprised of 2 tables)

eight (8) conference room arm chairs

two (2) waste baskets

The kitchen will contain at least the following items:

five (5) square tables, approximately 3’x 3’

fourteen (14) kitchen chairs

one (1) refrigerator

one (1) microwave oven

one (1) toaster oven

two (2) waste baskets

The reception area will contain at least the following items:

one (1) receptionist station with all integral storage

one (1) receptionist chair

two (2) upholstered chairs

one (1) side table

EXHIBIT B

Bill Of Sale

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby expressly acknowledged, COPPER MOUNTAIN NETWORKS, INC., a Delaware corporation (“Tenant”), hereby assigns, transfers and conveys to HARBOR INVESTMENT PARTNERS, a California general partnership (“Landlord”), all of Tenant’s right, title and interest in and to that certain personal property described in the attached Schedule 1 (the “Personal Property”).

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of February 28, 2005.

TENANT:

COPPER MOUNTAIN NETWORKS, INC., a Delaware corporation

By:	/s/ Michael O. Staiger
Name:	Michael O. Staiger
Title:	CFO
Date:	February 9, 2005

Schedule 1

All furniture, fixtures, cubicles/partitions, installed lab cable runs and equipment racks, and tenant improvements, excluding Tenant’s personal property (computers, telephones, computer/communications equipment, free-standing equipment racks, office supplies, etc.) in the Premises. The following is a list of such property in the Premises other than the Subleased Premises. Tenant also transfers all such property in the Subleased Premises but makes no representation as to its condition or its contents.

Each office will contain at least the following items:

one (1) desk

one (1) desk chair

one (1) armed side chair

one (1) file cabinet

one (1) book shelf

one (1) waste basket

(one office will contain two of the above configurations; one office will contain three of the above configurations)

Each of 18 cubicles will contain at least the following items:

all desks and storage integral to the cubicle

one (1) desk chair

one (1) waste basket

Each of the two large conference rooms will contain at least the following items:

one (1) conference room table (comprised of one or more tables)

twelve (12) conference room arm chairs

one (1) credenza

two (2) waste baskets

The small conference room will contain at least the following items:

one (1) conference room table (comprised of 2 tables)

eight (8) conference room arm chairs

two (2) waste baskets

The kitchen will contain at least the following items:

five (5) square tables, approximately 3’x 3’

fourteen (14) kitchen chairs

one (1) refrigerator

one (1) microwave oven

one (1) toaster oven

two (2) waste baskets

The reception area will contain at least the following items:

one (1) receptionist station with all integral storage

one (1) receptionist chair

two (2) upholstered chairs

one (1) side table